Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2023, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Knight-Swift Transportation Holdings Inc. on Form 10-K for the year ended December 31, 2022. We consent to the incorporation by reference of said reports in the Registration Statements of Knight-Swift Transportation Holdings Inc. on Forms S-8 (File No. 333-238497; File No. 333-220439; File No. 333-196184, as amended; and File No. 333-181201) and Form S-4 (File No. 333-218196, as amended).

/s/ GRANT THORNTON LLP

Phoenix, Arizona
February 23, 2023